united
national
group, ltd.

PRESS RELEASE

Release Date: October 6, 2004

UNITED NATIONAL GROUP, LTD. ESTIMATES
LOSSES RELATED TO RECENT HURRICANES

George Town, Grand Cayman, Cayman Islands, October 6, 2004 – United National Group, Ltd. (Nasdaq: UNGL) today reported that its initial estimate of its net retained exposure to losses from Hurricane Frances is approximately $600,000. This estimate is based on preliminary claims information supported by catastrophe modeling. The Company also announced that its actual net losses from Hurricane Charley are now estimated at approximately $100,000 which compares favorably to its earlier estimate of $300,000.

In terms of the Company’s aggregate exposure from Hurricanes Charley, Frances, Ivan and Jeanne, preliminary data suggests that total net losses will be $1.5 to $1.8 million. This would translate to a $1.3 to $1.5 million after tax impact on earnings, or $.04 to $.05 per share, reflective of the Company’s historically small property book and particularly the small exposure to wind in the state of Florida. The Company does realize, however, that due to the infrastructure and personal problems and difficulties being incurred in the affected areas, there will be delayed reporting of claims.

United National reminds its customers who have suffered a loss due to Hurricanes Charley, Frances, Ivan or Jeanne to immediately notify their insurance agent so that they may report the claim to United National. Also, customers may contact United National’s claims department directly by phone (610-660-8877), fax (610-660-3669) or email (claimsinfo@unitednat.com).

About United National Group, Ltd.:
United National Group, Ltd. is a holding company formed under the laws of the Cayman Islands that, through its wholly-owned operating subsidiaries, is a specialty property and casualty insurer with a 44-year operating history in the specialty insurance markets. Its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Safe Harbor statement: Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, or by discussions of strategy. United National Group, Ltd.’s business and operations are subject to a variety of risks, and uncertainties and other factors. Consequently, actual results may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of United National Group, Ltd.’s business strategy due to changes in current or future market conditions, (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products, (3) greater frequency or severity of claims and loss activity than United National Group, Ltd.’s underwriting, reserving or investment practices have anticipated, (4) decreased level of demand for United National Group, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers. United National Group, Ltd. makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Contact:
Richard March
Senior Vice President and General Counsel
U.S. Operations
Phone: 610-660-6816